Exhibit 10.15

Amendment 2 to Letter Employment Agreement

WHEREAS, Optimus Healthcare Services, Inc. (“Company”) and Cliff Saffron (“Executive”) entered into a Letter Employment Agreement (“Agreement”) dated May 25, 2021 and amended on August 25, 2022; and

WHEREAS, Section 5. H. of the Agreement provides that the Agreement may be amended or modified only by a written instrument executed by Company and Executive; and

WHEREAS, Company and Executive now desire to amend and restate Sections 1.A., 1.B., 2, 3.A, 3.C. and 3.D. of the Agreement; and

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive hereto agree as follows:

Amendment to Section 1.A. – Executive’s title is amended to read as follows: “Interim Chief Executive Officer, President and General Counsel”.

Amendment to Section 1.B. – “Executive will report to the Board of Directors”.

Amendment to Section 2 – “Duties” is amended to read as follows:

=	manage and oversee the daily operations, personnel and finances of the Company

=	communicate with management of the Company and its subsidiaries and the Board of Directors of the Company

=	support the Company’s portfolio companies and management when and where needed

=	develop and implement business plans outlining the growth strategy of the Company and its portfolio companies

=	assist in identifying targets for the Company to acquire and coordinate due diligence efforts

Amendment to Section 3.A. – Annual Base - Salary the first sentence of Section 3.A. is amended to read as follows. “During the Employment Term, Company shall pay to Executive an annualized base salary of $292,700 (the “Base Salary”, inclusive of reimbursement for healthcare costs).

Amendment to Section 3.C. – Incentive Compensation is amended to add as follows – Executive shall receive a guaranteed minimum bonus for calendar year 2023 of $75,000, payable no later than January 15, 2024.

Amendment to Section 3.D. – Equity Compensation - “upon Board of Director approval, Executive shall receive a stock option grant of 1.5 million shares of Optimus common stock vesting as follows: 750,000 shares on the grant date, 375,000 shares vesting on the first anniversary of the grant date, and 375,000 shares vesting on the second anniversary of the grant date.

All other terms of the Agreement remain the same.

Optimus Healthcare Services, Inc.

By:	/s/ Thomas McNeill
Name:	Thomas McNeill
Title:	SVP - Chief Financial Officer

Date:	August 30, 2023

By:	/s/ Cliff Saffron
Name:	Cliff Saffron
Interim Chief Executive Officer, President and General Counsel

Date:	August 30, 2023